Exhibit 99.1

FOR IMMEDIATE RELEASE

November 14, 2012

Citizens Bancshares Corporation Announces 2012 Third Quarter Results

ATLANTA, November 14, 2012/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced third quarter net income before preferred dividends of $268,000 compared to net income before preferred dividends of $92,000 for the same period last year.  Net income available to common shareholders for the third quarter of 2012 was $209,000, or $0.10 per diluted common share compared to a net income available to common shareholders of $33,000, or $0.02 per diluted common share, reported for the third quarter of 2011.

“We continue to be pleased with the results of our overall operations and the progress we are making in implementing our problem asset disposition plan” said President and Chief Executive Officer Cynthia N. Day.  “Our nonperforming assets declined by $4.0 million, or 20% from the prior quarter, and $6.7 million, or 29%, year-to-date to $16 million.  The improvement noted in the third quarter of 2012 includes a 22% reduction in nonperforming loans and a 15% reduction in foreclosed real estate. Also, credit quality continues to improve as our provision for loan losses declined $225,000 from the prior quarter and $255,000 compared to the same quarter last year.”

Year-to-date, the Company reported a net income before preferred dividends of $153,000 compared to a net loss of $64,000 before preferred dividends for the same period in 2011.  Net loss available to common shareholders for the nine month period was $25,000, or $0.01 per diluted common share compared to a net loss available to common shareholders of $241,000, or $0.11 per diluted common share, reported for the same period in 2011. The loss realized for the nine months is mainly due to an additional $1.8 million in OREO related expenses compared to last year due to our nonperforming asset disposition strategy. This expense was partially offset by a $707,000 decrease in our loan loss provision due to improved credit quality.

Other financial highlights:

•                  Average loans increased $1.5 million compared to the previous quarter and increased by $2.1 million on a year over year basis.

•                  The Company’s net interest margin on a year-to-date basis remains strong on a fully tax equivalent basis at 4.45%.

•                  Core expenses continue to be closely managed.  Excluding OREO related expenses, total noninterest expense declined by $62,000 compared to the third quarter of 2011.  All inclusive, total noninterest expense decreased by $89,000 compared to the same quarter last year. Year-to-date, excluding OREO related expenses, total noninterest expense declined by $603,000 compared to the same nine month period in 2011.

•                  The Company’s capital position remains strong at September 30, 2012 as both the Company and the Bank’s capital position exceed the well capitalized minimum levels currently required by regulation.

	3rd	3rd
	Quarter	Quarter
(In thousands, expect per share data)	2012	2011	Change
Income Statement
Net income available to common shareholders	$209	$33	533.3%
Net income per diluted common share	0.10	0.02	400.0%
Total revenue	5,289	5,446	(2.9)%
Provision for loan losses	525	780	(32.7)%
Noninterest income	1,305	1,411	(7.5)%
Noninterest expense	4,298	4,387	(2.0)%

Balance Sheet
Average loans, gross	197,309	195,220	1.1%
Average deposits	340,451	341,543	(0.3)%

Capital
Total capital (to risk weighted assets)	18%	18%
Tier 1 capital (to risk weighted assets)	17%	17%
Tier 1 capital (to average assets)	11%	11%

The allowance for loan losses was $3.9 million and $4.0 million at September 30, 2012 and December 31, 2011, respectively.  At September 30, 2012, the allowance for loan losses was 37% of nonperforming loans compared to 31% at December 31, 2011. The Company considers its allowance for loan losses at September 30, 2012 to be adequate.

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama.  Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contact:	SOURCE: Citizens Bancshares Corporation
Citizens Bancshares Corporation
Samuel J. Cox, Chief Financial Officer
(404) 575-8306